As filed with the Securities and Exchange Commission on June 10, 2002
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                            TORPEDO SPORTS USA, INC.
                            ------------------------
               (Exact name of Registrant specified in its charter)


                                     Nevada
                                     -------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   87-0567853
                                   ----------
                      (I.R.S. Employer Identification No.)


                          2401 PGA Boulevard, Suite 190
                       Palm Beach Gardens, Florida 33410
                       --------------------------- ------
               (Address of Principal Executive Offices) (Zip Code)


                             2002 Stock Option Plan
                             ----------------------
                            (Full title of the plans)

                                   Henry Fong
                      Chairman and Chief Executive Officer
                            Torpedo Sports USA, Inc.
                          2401 PGA Boulevard, Suite 190
                        Palm Beach Gardens, Florida 33410
                        ---------------------------------
                     (Name and address of agent for service)

                                 (561) 624-0885
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                         C. Frederick LeBaron, Jr., Esq.
                             53 S. Washington Street
                                    Suite 200
                               Hinsdale, IL 60521
                                 (630) 325-0600

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed       Proposed
                                      Maximum        Maximum
    Title of                         Offering       Aggregate        Amount of
Securities to be)    Amount to be    Price per      Offering       Registration
   Registered       Registered (1)    Share           Price              Fee
--------------------------------------------------------------------------------

Common Stock,
$.001 par value       1,000,000      $1.95 (2)      $1,950,000         $179.40
--------------------------------------------------------------------------------

Total                 1,000,000      $1.95 (2)      $1,950,000         $179.40
================================================================================

         (1) This Registration Statement is being filed to register 1,000,000 shares of common stock underlying the 2002 Stock Option Plan (the "Plan"). This Registration Statement shall cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's common stock.

         (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"). The offering price per share and aggregate offering price are based upon the average of the high and low prices of Torpedo's common stock as quoted on the OTC Bulletin Board on Friday, June 7, 2002.

               Approximate date of commencement of proposed sale to the public:
         As soon as practicable after this Registration Statement becomes effective.

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS


Item 1.          Plan Information.
                 ----------------

      Torpedo Sports USA, Inc. (the "Registrant") will provide each option holder (the "Recipient") with documents that contain information related to the Registrant's 2002 Stock Option Plan (the "Plan") which provide for compensation shares and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.          Registrant Information.
                 ----------------------

      The Registrant will provide to the Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.
                  ---------------------------------------

         The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

         Current report on Form 8-K filed on June 4, 2002.

         Annual Report on Form 10-KSB of e Nutrition, Inc. for year ended December 31, 2001 filed on March 22, 2002.

         Quarterly Report on Form 10-QSB of e Nutrition, Inc. for the quarter ended March 31, 2002 filed on May 14, 2002.

         The description of the common stock, par value $0.001 per share of the Registrant as contained in the Registration Statement on Form SB-2/A filed on March 8, 2001.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.
                  -------------------------

         Not Applicable.

Item 5.           Interests of Named Experts and Counsel.
                  --------------------------------------

         None.

Item 6.           Indemnification of Directors and Officers.
                  -----------------------------------------

         The Registrant's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Registrant shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the

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

proceeding. The Registrant's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The charter and bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Registrant. However, nothing in the Registrant's charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 7.           Exemption from Registration Claimed.
                  -----------------------------------

         Not applicable.

Item 8.           Exhibits.
                  --------

         The following is a complete list of exhibits filed as a part of this Registration Statement.

         No.        Description
         ---        -----------
         5.1        Opinion of Counsel and Consent of C. Frederick LeBaron,
                    Jr., Esq.  (Filed herewith)

         23.1       Consent of C. Frederick LeBaron, Jr., Esq. (See Exhibit 5.1)

         23.2 Consent of Independent Certified Public Accountants - Pritchett, Siler & Hardy, P.C. (Filed herewith)

         24.1       Power of Attorney - Included on Signature Page

         99.1       Torpedo Sports USA, Inc. 2002 Stock Option Plan.
                    (Filed herewith)


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


Item 9.           Undertakings
                  ------------

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (a) (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (a) (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 10th day of June, 2002.

                                TORPEDO SPORTS USA, INC.


                                By /s/ Henry Fong
                                   -----------------------------------
                                   Henry Fong, Chief Executive Officer


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Torpedo Sport USA, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Henry Fong, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                         TITLE                             DATE
----------                         -----                             ----

/s/ Henry Fong             Chief Executive Officer                June 10, 2002
--------------                 and Director
Henry Fong

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